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UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM SB-2 REGISTRATION STATEMENT UNDER THE SECURITIES AND EXCHANGE ACT OF 1933 (Amendment No. )
Cygnus, Inc.
(Name of small business issuer in its charter)
Delaware	SIC code 8200	84-1718879
State or jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)
1501 Newkirk Avenue Brooklyn, NY 11226 (718) 469-3510
(Address and telephone number of principal executive offices)
Micah Wilkins, President 1501 Newkirk Avenue Brooklyn, NY 11226
(Address of principal place of business or intended principal place of business)

Approximate date of proposed sale to the public       7/2007

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Dollar Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common	$1,000,000	$1	$1,000,000	$30.70

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Part I - Information Required in the Prospectus

SUMMARY INFORMATION

Cygnus, Inc. is an alternative energy innovations corporation.  Cygnus aims to raise the bar on research, development and innovation of renewable energy technology.  Cygnus will pool talent via a web based networking system, allowing anyone from college professors, students or anyone around the globe with web access to register and submit well structured business plans or any ideas that they think could possibly help our planet forge through the energy production transformation.  Those who register will gain, not only piece of mind on knowing that they could possibly play a part in helping our planet steer clear of avoidable man-made disasters caused by the destruction of ecosystem by fossil fuels, but also receive benefits for joining the family of those that are concerned.  These benefits will be realized in several different ways, some of which are being registered in regularly scheduled contest to win a variety of prizes that include the “Extreme Green” make over of your house or other ecological friendly prizes.  They can sign up for our free monthly newsletter or visit our “Green Room” (chat room) to communicate with others who think green.  All registrants can buy discounted merchandise like “Think Green” tee shirts, coffee mugs, baseball caps, rubber bracelets, notebooks and pens.  We will keep all registrants informed on the latest innovations and technological breakthroughs, laws and any useful information relative to our cause.  We at Cygnus believe there is a strong possibility that we cannot only rectify our current dilemma but could also change the way the masses view themselves in a relationship to the environment.  We believe mankind must take at least partial responsibility for natural disasters and other calamities that are direct results of our reckless mishandling of the very thing that we are all totally dependant on…Our Planet Earth.

Incorporated in October 2006, Cygnus, Inc. is a New York based company, with corporate headquarters at 1501 Newkirk Avenue Brooklyn, New York 11226.  Our telephone number is (718) 469-3510 and our web address is www.cygnus-inc.net.  Information contained in our website is not part of this prospectus.  The company is principally owned by FM Group LLC, Deneb Foundation, Micah Wilkins (646) 246-5152 and Nikki Moseley.

Cygnus Group, Inc.

THE OFFERING
Securities Offered ...........	1,000,000 shares of common stock. For more information see “Description of Securities”
Common Stock Outstanding ...	9,450,000 shares of common stock were outstanding on December 1, 2006. After the offering, there will be a maximum of 10,450,000 shares outstanding.
Risk Factors ...............

An investment in the shares involves a high degree of risk.  You should not consider this offer if you cannot afford to lose your entire investment.  Please refer to “Risk Factors” for factors you should consider.

Use of Proceeds ............

The net proceeds from this offering, estimated to be approximately $60,000 minimum and $940,000 maximum, will be used for sales and marketing, continued development and enhancement of Cygnus and for working capital.  For more information regarding how we will use the proceeds, please refer to “Use of Proceeds.”

RISK FACTORS

This offering involves a high degree of risk.  Each prospective investor should consider the risks described below and other information in this prospectus before making an investment decision.

We have limited history and may not be able to be successful due to the following factors:

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we may not be able to attract a large number of registrants to the Team Green

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we may not be able to respond effectively to competitive pressures

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we may not be able to attract, retain and motivate qualified personnel

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we may not be able to increase awareness of our websites

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we may not be able to develop long term successful relationships with our vendors

Our future operating results will be subject to all the risks and uncertainties inherent in the development and maturation of a business.  Our business model is new, unproven and changing.  Furthermore, market conditions and the level of customer interest may not be sufficient to sustain our planned operations and there can be no assurance that the company will be able to compete favorable with, and obtain market acceptance, for any products and programs.  Failing to successfully develop, acquire, introduce and market new products and programs could have a materially adverse effect on our business and future prospects.

We are not guaranteeing profit and may incur heavy losses:

Cygnus Group, Inc.

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we have not put our business model to the test

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we are reliant upon our vendors for revenues

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it may cost more for the company to register and market to customers than we earn in revenue

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it may cost more to operate our website than we expect

It is not unusual for a start-up company to incur heavy losses during its first years in business.  It may take both considerable time and resources to develop a business model that could become sustainable.  The company may not be able to stem the losses and could end up going into bankruptcy.  In addition, while incurring losses we may very well develop a business that could be profitable however not have enough resources remaining to implement our business plan.

Accordingly, we cannot guarantee that we will be able to generate the public interest necessary to sustain our business model.  You must particularly consider the risks and difficulties frequently encountered by an early stage business in a rapidly evolving market, which makes our ability to implement successfully our business plan uncertain.  Our failure to address these risks successfully will adversely affect our ability to attain profitability.

The company, which has its headquarters in New York, is constantly exposed to crime.  In addition being in New York increases dramatically our chances of a terrorist attack.  Either a criminal or terrorist act could harm our business and greatly increase our chance of failure.

Dishonest customers or professional con artists, can charge a purchase by credit card, and then after receipt of the merchandise, place a “stop” on the charge fraudulently by inventing certain charges or lies.  In addition to this there are a multitude of ways for Internet hackers and other criminals to engage in fraudulent purchases, which may harm the company and if it cannot be stopped could cause the company to fail.

We have no experience in the solar industry, wind power industry or any other energy related industry.  We have never executed or even attempted to execute a strategy of this nature before therefore the chance of success could be small and the chance for failure could be great.

Given the current state of this industry i.e. (supply of the material and or equipment being significantly lower than demand) and the natural resources needed to produce the solar products namely silicon is scarce, the likely hood of this being profitable at this time or in the near future is very low.  We have not secured the talent and human resources that are critical to the accomplishment of our objectives.

The machinery and technology we will need to support and maintain a network that would sufficiently handle the volume of information transferred on a daily basis will be extremely intricate and highly expensive and we have neither the technological wherewithal to create and support such a system or the financial means to adequately fund it.

We are a new start-up Internet company.  We have little to no experience in the area of internet sales operations.  We know of some but not all of the factors that may affect the internet business and its success.  We have no track record of success in this business.  Because we have limited internet experience we cannot accurately forecast the source, magnitude or timing of our future revenues.  Current expectations may prove to be totally erroneous.

Cygnus Group, Inc.

As an early state internet business, we are particularly vulnerable to break downs and interruptions in our service could disrupt our ability to provide continued sustained support to our registrants.  In addition the more successful our services are the more likely it will become either overloaded with users or attacked by a virus or some other malicious software program.  If because of our interruptions in service our registrants lose faith in us our business will be greatly adversely affected.  If this occurs we will not be successful in building an online business.

We will probably face competition from many sources

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our business model can be duplicated by other companies with more capital

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there are already well financed providers of similar services who could possibly lower their prices in order to run us out of business

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potential vendors may be in other business relationships that prevent them from committing to offer their products to our customers

Our business model is not patented and therefore is subject to duplication by any number of our competitors.  These competitors could be better financed than we are and therefore could succeed in capturing the majority of the business.  This could leave us with not enough business to sustain our business model.

We believe that our future success will depend, in part, on our ability to develop proprietary rights with respect to our systems and services including domain names, trademarks, trade names, service marks, and copyrights.  This is particularly true with respect to our web-based service technology.  Although we are in the process of determining whether patent protection is available for certain aspects of our technology, we do not currently own any patents or patent applications or otherwise protectable.  Moreover there is no technology that we have that others might not develop alternate technologies to perform the same functions.  Those alternate technologies might be more effective than ours whether or not we obtain patent protection.

If we are successful in registering people we may not be able to manage our growth

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our website may crash due to too many users at the same time

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our call center may not be able to handle a large volume of calls

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our vendors may not be able to process orders quick enough to provide a quality experience for the customer

In the event we are successful at the marketing component of our business plan we may need to increase the number of our employees beyond projected levels, which would place a significant strain on our managerial, operational and financial resources.  We cannot guarantee that we will be able to manage effectively the expansion of our operations or that our personnel, systems, procedures and controls will be adequate to meet our anticipated future operations.

In addition we may not be able to attract and retain qualified personnel due to the fact that we are a start up company.  Personnel may not want to leave older more stable companies to come work for us.  We will probably not be able to afford healthcare and other benefits initially and may never be able to afford such benefits.

We may be unable to obtain the additional capital required to grow our business.

Cygnus Group, Inc.

Our ability to grow depends significantly on our ability to attract registrants to our website and deliver those registrants a rewarding online and offline experience.  Our ability to do this will be driven in part by the amount of capital we have at our disposal to fix problems and glitches as they arise.  We expect that net proceeds from this offering will be sufficient to operate the business for at least 12 months.  However if our actual cost exceeds our estimated cost or our actual revenues are lower than our projected revenues then we may need additional financing before the expiration of 12 months.  In this event we will seek additional capital from public or private equity or debt sources to fund our growth and operating plans.  We may not be able to raise additional capital in terms agreeable to us or at all.  We might have to modify our plans due to lack of capital, which would have an adverse effect on the successful implementation of our business plan.  Our limited operating history, lack of any revenue to date and the uncertainty of the market to whom we are directing our services and products make any prediction of our future results of operation difficult or impossible.  We have had no earnings, we have paid no dividends, to date, and there are no plans for the payment of dividends in the foreseeable future.  Any future sales of our equity securities could dilute the ownership and control of our stockholders and could be at prices substantially below the offering prices in this transaction.

Concentration of voting rights may prevent you from having any voice in the corporate affairs.  The four principle owners of the company, FM Group LLC, Deneb Foundation, Micah Wilkins and Nikki Moseley control 65% of the company’s issued and outstanding shares after this offering.  They may be able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.  This concentration of ownership may also have the effect of delaying or preventing any change in how and by whom we are controlled.

Our Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock without any further vote or action by our shareholders and to determine the price, rights, preferences, privileges and restrictions, including voting rights of these shares.  Since the preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights accompanying shares of our common stock, the rights of the holders of the shares of common stock will be subject to, and may be adversely affected by, the superior rights of the holders of preferred stock.

The issuance of preferred stock may make it more difficult for a third party to acquire a majority of our outstanding voting stock.  Furthermore, certain provisions of our Certificate of Incorporation, and certain provisions of our Bylaws and of Delaware law, could have the effect of delaying or preventing a change in the control of the company which you may deem to be in the best interest of the company.

Your investment will be subject to an immediate dilution of up to 99%.

Following this offering, the net tangible book value of a share of common stock will be $.007 if we sell the minimum and $.091 if we sell the maximum, assuming you have paid $1.00 per unit.  As a result, you will experience immediate and substantial dilution of approximately $.99 per share, or 99% of the public offering price per share, if we sell the minimum, and $.91 per share, or 91% of the public offering price per share, if we sell the maximum.  Please see “Dilution.”

No public market exists for our common stock.  Our common stock is currently not eligible for trading on any stock exchange and there can be no guarantee that our common stock will achieve listing on any suck exchange.  We intend to apply for listing on the OTC bulletin board but we cannot guarantee we will obtain such a listing.  Once our stock is listed in a volatile market, you

Cygnus Group, Inc.

may experience wide fluctuations in the market price of our securities.  These fluctuations may prevent you from obtaining a market price equal to your purchase price when you attempt to sell your shares in the open market.  In these situations, you may be required to either sell your shares at a loss or hold your shares for longer period of time than you planned in the hopes of one day selling at a profit.

The Securities and Exchange Commission has adopted regulations, which generally define a “penny stock” to an equity security that has a market price of, as defined, of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions.  If our trading shares meet these criteria they become subject to rules that impose additional; sales practice requirements on broker-dealer who sell these securities.  For transactions covered by these rules, the broker dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transactions prior to the purchase.  Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market.  Because our common stock is likely to fall under the definition of penny stock “trading in our common stock if any, is expected to be limited because broker-dealers are required to provide their customers with disclosure documents prior to allowing them to participate in transactions involving “penny stocks” these disclosure customers to participate in transactions involving our common stock.

USE OF PROCEEDS

The net proceeds to us from the sale of shares being offered by this Prospectus, assuming a public offering price of $1.00 per share, are estimated to be between $60,000 and $940,000 after deducting the estimated offering expenses.  The following table sets forth the principal categories of expenses for which the offering proceeds are to be used, based on our current budget.  We expect that our actual allocation of the proceeds will vary, possibly substantially, from our current budget as a result of unforeseen developments.

ALLOCATION OF NET PROCEEDS

Use of Proceeds - Minimum
100,000 Shares Sold at $1 per share		Percent

Salary	$25,000	42%
Consulting	$5,000	8%
Software	$4,000	7%
Office Lease	$5,000	8%
G/A	$2,000	3%
Furniture	$5,000	8%
Equipment (Purchase and Lease)	$3,000	5%
Marketing-Travel	$4,000	7%
Marketing Materials	$2,000	3%
Working Capital	$5,000	8%

Total	$60,000	100%

Cygnus Group, Inc.

Use of Proceeds – Maximum
1,000,000 Shares sold at $1 per share

Salary	$297,000	32%
Consulting	$151,000	16%
Software	$30,000	3%
Office Lease	$65,000	7%
G/A	$125,000	13%
Furniture	$25,000	3%
Equipment (Purchase and Lease)	$17,000	2%
Marketing – Travel	$17,000	2%
Marketing Materials	$12,500	1%
Working Capital	$200,000	21%

Total	$940,000	100%

The remaining net proceeds will be used for general corporate purposes, including working capital and capital expenditures.  The amounts we actually expend for general corporate purposes may vary significantly and will depend on a number of factors, including the amount of our future revenues and other factors described in “Risk Factors.”  Our management will retain broad discretion in the allocation of the net proceeds of this offering.  A portion of the net proceeds may also be used for strategic partnerships or to acquire or invest in complementary businesses, technologies or product lines.  We have no current agreements or commitments and we are not currently engaged in any negotiations with respect to any acquisitions.  Pending these uses, the net proceeds of this offering will be invested in short term, interest bearing, investment-grade securities.

FACTORS CONSIDERED IN ESTABLISHING OFFERING PRICE

Prior to this offering, there has been no market for our securities.  Accordingly, the public offering price for the shares was determined solely by us.  Among the factors we considered in determining the public offering price our financial condition, our future prospects, our management’s background and the general condition of the equity securities market.

TABLE OF DILUTION INCURRED BY INVESTORS ACQUIRING SECURITIES IN OFFERING

The net tangible book value of Cygnus as of December 1, 2006 was $10,000, or approximately $.001 per share of Common Stock.  The net tangible book value per share is determined by dividing total tangible assets less total liabilities by the number of outstanding shares of Common Stock as of December 1, 2006.

After giving effect to the receipt by the Company of the net proceeds from the sale of 100,000 to 1,000,000 shares offered by us in the this prospectus at an assumed public offering price of $1.00 per share and after deducting the estimated expenses related to this offering, our net tangible book value would be $70,000, or approximately $.007 per share, if the minimum is sold and $950,000, or approximately $.09 per share, if the maximum is sold.  This represents an immediate increase in

Cygnus Group, Inc.

net tangible book value of approximately $.006 per share to the existing stockholders and an immediate dilution of approximately $.993 or 99% per share to new investors if the minimum is sold; and if the maximum is sold, an immediate increase in the net tangible book value of approximately $.09 per share to the existing stockholders and an immediate dilution of approximately $.91 or 91% per share to new investors.

This means if you buy stock in the offering at $1.00 per share, you will pay substantially more than the current shareholders.  The following table illustrates the above information with respect to dilution to new investors on a per share basis.

	Minimum	Maximum
Public offering price ..............................	$ 1.00	$ 1.00
Net tangible book value at September 1, 2006 ...	$ .001	$ .001
Increase in net tangible book value attributable to new investors ..............................	$ .006	$ .09
Net tangible book value after the offering ............	$ .007	$ .091
Dilution to new investors ...........................	$ .993	$ .91
Percentage dilution to new investors ..................	99%	91%

	Shares Purchased		Total
MINIMUM	Number	Percent	Amount Paid
Existing Shareholders	9,450,000	99%	$ 10,000
New Investors	100,000	1%	$ 100,000
Total	9,550,000	100%	$ 110,000
MAXIMUM	Number	Percent	Amount Paid
Existing Shareholders	9,450,000	90.4%	$ 10,000
New Investors	1,000,000	9.6%	$ 1,000,000
Total	10,450,000	100%	$ 1,010,000

Cygnus Group, Inc.

DETAILED INFORMATION PLAN OF DISTRIBUTION, UNDERWRITING AND OFFERING EXPENSES

We are offering 1,000,000 shares on a best efforts basis directly to the public through our officers and directors, who will not receive commission on such sales.  The sales will be made by personal contact by the Company’s principal shareholders, FM Group LLC, Deneb Foundation, Micah Wilkins and Nikki Moseley.  As of the date of this prospectus, no broker-dealer has agreed to participate in the offering.

We intend to list our Common Stock on the OTC Bulletin Board.  Unless and until the common stock is accepted for listing, no public market will develop for the resale of our securities.

The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of the securities being registered.  All of such expenses are estimates, other than the filing fee payable to the Securities and Exchange Commission.

	Minimum	Maximum
Securities Exchange Commission Filing Fee ........	$ 1,000	$ 1,000
Accounting Fees ................................	$ 5,000	$ 5,000
Legal Fees ...................................	$ 9,000	$ 16,000
Edgar Fees ...................................	$ 1,000	$ 1,000
Printing and Engraving Expenses .................	$ 7,000	$ 10,000
Blue Sky Fees and Expenses ....................	$ 5,000	$ 10,000
Transfer Agent Fees .............................	$ 3,000	$ 5,000
Misc Expenses ................................	$ 9,000	$ 12,000
Total .........................................	$ 40,000	$ 60,000

A DETAILED DESCRIPTION OF THE SECURITIES OFFERED

Cygnus has 100,000,000 shares of Common Stock authorized, par value $.001 per share.  The company also has 5,000,000 shares of preferred stock, $.001 par value per share, whose rights and designation have not yet been established.  We will not have any shares of our preferred stock outstanding immediately after the closing of our offering.

The offering will include 1,000,000 shares.  We realize that operating an interactive website will require a large amount of capital.  Future offerings may have to be considered to meet future capital needs.

At December 1, 2006, we had four shareholders, FM Group LLC, Deneb Foundation, Micah Wilkins and Nikki Moseley who own the sum of 6,750,000 shares of the common Stock issued and outstanding.  The common stock offered hereby will, upon payment therefore as contemplated hereby, be funny paid and nonassessable.  Each holder of our Common Shares is entitles to one vote for each share held of record on each matter submitted to a vote of the shareholders.  Cumulative voting in the election of directors is not permitted. As a result, the holders of more than 50% of the outstanding shares have the power to elect all the directors.  The quorum required at a

Cygnus Group, Inc.

shareholder’s meeting for consideration of any matter is a majority of the shares entitled to vote on that matter, represented in person or by proxy.  IF a quorum is present, the affirmative vote of a majority of the shares voting on the matter at the meetings is required for shareholder approval.  However, approval is required by the affirmative vote of more than two-thirds of all shares entitled to vote, whether or not represented at the meeting, in the case of major corporate actions, such as:

A merger

A share exchange

The dissolution of Cygnus

An amendment to our articles of incorporation

Or the sale of all or substantially all of our assets

ISSUER SPECIFIC INFORMATION – FINANCIAL, ISSUER’S BUSINESS OR INTENDED BUSINESS, MATERIAL ASSETS

Description of Property

Corporate headquarters is located in Brooklyn, New York, at 1501 Newkirk Avenue.  The headquarters is approximately 1,000 sq ft and the leases for $1,000 per month.  The company expects to take possession of additional space not later than August 1, 2007.  The additional space is an office suite where we will operate our call center and perform other administrative functions inherent in running a business.

Material Assets

The company owns approximately $10,000 worth of equipment.  This inventory was contributed by the two founders of the company in exchange for their shares.

Dividend Policy

To date, we have not declared or paid any dividends on our common stock.  We so not intend to declare or pay any dividends on our common stock in the foreseeable future, but rather to retain any earnings to finance the growth of the company.  Any future determinations to pay dividends will be at the discretion of our Board of Directors and will depend on our results of operations, financial conditions, contractual and legal restrictions and other factors it deems relevant.

Transfer Agent

We will serve as our own transfer agent and registrar for the common stock until such time as this registration is effective and then we intend to retain American Stock Transfer and Trust Company, 40 Wall Street, New York New York 10005 or other suitable transfer agent.

Financial Statement

Cygnus has not performed any financial transactions since its inception in October 2006 with the exception of expenses related to this offering and minimal start up expenses.  The company intends to hire an auditor after the completion of the offering.

Cygnus Group, Inc.

INFORMATION ABOUT THE OWNER OF ISSUER SECURITIES DIRECTORS AND EXECUTIVE OFFICERS – EXPERIENCE, COMPENSATION, SECURITY HOLDINGS AND CONFLICTS

Directors, Executive Officers and Significant Employees

Cygnus’ directors, executive officers and key employees are as follows:

Name	Age	Position	Director Since
Nikki Moseley	31	Director, Secretary and Chairman of the Board of Directors	2006
Micah Wilkins	27	Director, Treasurer and President	2006

Each director serves for a term of three years and is elected at the annual meeting of shareholders.  Cygnus officers are appointed by the company’s Board of Directors and hold office at the discretion of the board.  Because the company was incorporated in October 2006 it has not had an annual meeting.  The officers and directors were elected by the incorporators at a meeting on December 1, 2006.

There are no family relationships between any directors, executive officers, persons nominated or chosen by the issuer to become directors or executive officers or any significant employees.

Micah Wilkins is the President of the company.  The OBSI Development LLC employed Micah Wilkins as president because of his leadership and networking abilities, as well as his demonstrated record of accomplishment.  From October 2005 to September 2006, Mr. Wilkins worked as a consultant at Citigroup in Tax Reporting.  Mr. Wilkins earned a Bachelor of Arts degree in Finance from Morehouse College in 2002.  While in college Mr. Wilkins interned at The Malachi Group, an Investment Bank based in Atlanta, Georgia and State Farm Insurance Company in Duluth, GA.  Both experiences provided valuable hands on experience in the financial sector.

Nikki Moseley, a founder of the Company, is the Chairman of the company and Managing Member of the largest shareholder, FM Group LLC.  She has worked at companies in several different industries including the housing, mortgage banking, insurance, consumer household products and construction industries.  She has been part of multiple start-up companies.  Through these tenures, Ms. Moseley gained first-hand knowledge and experience in a diverse group of industries and the unique obstacles facing start-ups.

Cygnus Group, Inc.

Renumation of Directors and Officers

Name of Individuals or Group	Capacities in which renumation was received	Aggregate renumation
Micah Wilkins		$75,000

Micah Wilkins will receive a salary of $75,000 per year.  Salaries will be paid in equal monthly installments.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to beneficial ownership of our common stock as of December 1, 2006 and as adjusted to reflect the sale by us of our common stock in this offering, for each person known by us to beneficially own more than 5% of our common stock; each of our directors; and all our directors and executive officers are as a group.

Beneficial ownership is determined in accordance with the rules of the Securities Exchange Commission and includes voting or investment power with respect to the securities.  Except as indicted by footnote and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options or warrants held by that person that are exercisable within 60 days of December 1, 2006 but excludes shares of common stock underlying options or warrants held by any other person.  Percentage of shares beneficially owned is based on:

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prior to the offering 9,450,000 shares of common stock outstanding

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after the offering, 9,550,000 shares of common stock outstanding (Min)

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after the offering, 10,450,000 share of common stock outstanding (Max)

Cygnus Group, Inc.

Name of Beneficial Owner	Shares of Common Stock Owned Beneficially	Percentage Beneficially Owned – Pre-Offering	Percentage Beneficially Owned – Post	Percentage Beneficially Owned – Offering
Shares Sold			(MIN)	(MAX)
FM Group LLC	3,750,000	39.6%	39.2%	35.9%
Deneb Foundation	2,000,000	21.2%	20.9%	19.1%
Micah Wilkins	500,000	5.3%	5.2%	4.8%
Nikki Moseley	500,000	5.3%	5.2%	4.8%
Group	6,750,000	71.4%	70.7%	64.6%

Cygnus Group, Inc.

MANAGEMENT DISCUSSION AND ANALYSIS-FINANCIAL RESULTS AND PLAN OF OPERATION

Executive Summary

Cygnus Inc. is an alternative energy innovations corporation. Cygnus aims to raise the bar on research, development and innovation of renewable energy technology.  Cygnus will pool talent via a web based networking system, allowing anyone from college professors, students or anyone around the globe with web access to register and submit well structured business plans or any ideas that they think could possibly help our planet forge through the energy production transformation.  Those who register will gain, not only piece of mind knowing that they could possibly play a part in helping our planet steer clear of avoidable man-made disasters caused by the destruction of ecosystem by fossil fuels, but also receive benefits for joining the family of those that are concerned.  These benefits will be realized in several different ways, some of which are being registered in regularly scheduled contest to win a variety of prizes that included the “Extreme Green” make over of your house.  They can sign up for our free monthly newsletter or visit our “Green Room” (chat room) to communicate with others who think green.  All registrants can buy discounted merchandise like “Think Green” tee shirts, coffee mugs, baseball caps, rubber bracelets, notebooks and pens.  We will keep all registrants informed on the latest innovations and technological breakthroughs, laws and any useful information relative to our cause.  We at Cygnus believe there is a strong possibility that we cannot rectify our current dilemma but could also change the way the masses view themselves in relationship to the environment.  We believe mankind must take at least partial responsibility for natural disasters and other calamities that are direct results of our reckless mishandling of the very thing that we are all totally dependant upon…Our Planet Earth.

Cygnus plans to successfully accomplish our objectives by cultivating relationships with pioneers, innovators and regular everyday green thinkers in order to bring the collective wisdom and collective will to address the problems and opportunities in this industry.  We at Cygnus will also become the driving force in the struggle against political and bureaucratic resistance that have stunted the momentum of research and development in this industry for years.  Cygnus is keeping its eye on the prize (A Better Tomorrow) and will create and support global web based social networks sites and community based organizations focused on educating the masses (especially the youth) on our responsibility to the planet.  We will structure, support and fund foundations in this industry.  We at Cygnus will not only aim to become leaders in the research and development of solar, wind and bio fuel energy but Cygnus will aim to remove the resistance to such alternative fuels for all companies.  To accomplish this we must tap into the most revered, although seldom seem force in existence, the conscious and will of thoroughly informed people unified for one cause.

Incorporated in October, 2006, Cygnus, Inc. is a New York based company, with corporate headquarters at 1501 Newkirk Avenue Brooklyn, New York 11226. Our telephone number is (718) 469-3510 and our web address is www.cygnus-inc.net.  Information contained in our website is not part of this prospectus.  The company is principally owned by FM Group LLC, Deneb Foundation, Micah Wilkins (646) 246-5152 and Nikki Moseley.

Mission Statement

The mission of Cygnus is to become a driving force in the renewable energy industry.  Cygnus will raise the awareness of the consumer and offering them affordable alternatives to living dependant on “filthy fuel”.  We at Cygnus believe in the integrity of the human spirit and that inside all of us lies not only the ability but the want to do what is right.  In this case, what is right is developing cleaner habits to day for a cleaner tomorrow.  We believe, through this business venture, capital is created

Cygnus Group, Inc.

that can be put to use helping humanity.  Therefore it is the intention of the company to constantly and substantially give to charitable foundations as the company’s way of giving back to the community.  In addition, the company is establishing a Cygnus Foundation for the purpose of globally promoting clean energy.

Products

Cygnus will create several social networking websites with the purpose of recruiting people to our cause and company.  The website will give all visitors a chance to register to join our “Team Green” as members, after they join they can opt to receive our monthly publication “EXIGENT”.  The web intends to be informative and entertaining and will host many contest on line where registrants can submit business plans and ideas that they think can help further our cause.  Cygnus will reward the winners of these contests by featuring them in our monthly publication and e-newsletters.  Cygnus will create websites and publications for children that will be fun and informative.  Cygnus will obtain licensing rights to popular cartoon characters for use on the site and in other publications.

Cygnus aims to mass market super efficient solar and wind systems to be used to convert solar and wind power into electrical energy.  Cygnus hopes to unique manufacturing processes that will enable us to create systems that will exceed present energy conversion ratios and lower costs to provide energy.  The use of advanced technologies will hopefully produce smaller more affordable energy storage units with higher storage capacity than more common systems used today.  Cygnus will develop bio-fuel systems that will convert waste into fuel.  Cygnus will conduct extensive research into this area to make these systems not only commercially marketable but economically feasible as well.

Community development will be a high priority of the company.  We aim to develop renewable energy self sufficient communities completely “free of the grid.”  The homes in the community will receive power from multiply sources, solar on rooftops, wind in the field, hydro and bio fuels produced nearby.  Cygnus will use all surface area within reason (namely rooftops of dwelling) for installation of our solar collectors (photovoltaic and solar thermal) panels.  Waste from the community will be converted to energy.  The power will be routed to a Central Distribution Center located in close proximity to the homes.  Excess electrical power will be sold to grid.

Marketing and Competition

Cygnus plans to increase visibility and capture a sizable share of the renewable energy market.  Cygnus will accomplish this by implementing aggressive marketing techniques that will give Cygnus brand recognition all over the world.  We will create a PR team that will communicate directly with the public and media to insure we are always justly represented in all press releases.

Cygnus will maximize its online presence by hiring a full time search engine optimization team (SEOT).  The SEOT will become an integral part of the company.  We will also have web developers and software programmers to make sure our web image stays relevant and useful.  Cygnus will launch strategic online add campaigns by partnering with leading online marketing firms.  Cygnus will increase visibility and brand recognition among young adults by becoming continuous presence in school and youth programs.  Cygnus will also gain brand recognition by sponsoring educational programs, field trips and workshops.

More people are becoming “green” conscious everyday.  According to Gallop Polling Data the number of US citizens who say they worry about the environment a great deal or a fair amount increased from 62 to 77 percent between 2004 and 2006.

Cygnus Group, Inc.

In addition the following show a very small sample of the activity in the area:

At least 10 percent of the households in major cities in China have solar panels on their rooftops (that’s 30 million households) and the market is growing 20-25 percent a year.  According to Eric Martinot, a leading researcher on Renewable Energy at Beijings Qinghua University.

Ray Lane, a partner, in the venture capitalist firm of Kleiner, Perkins, Caufield and Byers has pledged to invest 100 million in Green technology.  The competition in the Renewable Energies industry is growing rapidly especially in the solar cell manufacturing area.

Suntech Power Holdings produces solar cells, panels and related gear used to turn sunlight into electrical energy.  Since Suntech’s listing in December 2005 on the NYSE their shares have nearly doubled giving the company a $5.5 billion market value, the largest in the world for a manufacturer of solar cells.  Suntech’s production nearly doubled last year making it the world’s eight largest producer of solar cells with 226 million in revenue, up from 85 million in 2004.

If we can catch a very small piece of the worldwide market share the company could be very successful.

Financial Forecast

Cygnus has a formula for success that will become profitable within its first 36 months.  Its revenue is derived from selling products to our list of Team Green (TG) members.  The registered members of our TG will constantly generate sales and leads for the company.  The financial forecast therefore depends upon three factors: the first factor is how many people are registered in the TG, the second factor ensuring that we give them a great experience so that they recruit other green thinkers.  We estimate, that on average, once fully operational we will be able to generate $1,000 per year in revenue per registered TG member.  The site will also have limited advertising by Cygnus approved vendors of products.  Since we do not know enough information about the vendors product list yet we have not calculated the revenue generated from advertising on the site.  In addition we will seek other ways to maximize the income generated off each TG member.  Our system allows for constant cross sales and up sales to the same TG member, which develops multiple streams of revenue per member for the company.  We project a 25% profit margin from operations after our ramp up period.

Financing Requirements

In order to properly launch Cygnus, there will be a capital requirement of $ 1,000,000.  This initial capital will be needed to set up an infrastructure that will be able to produce a quality website, that will be appealing to a wide range of people looking for Cygnus services.  In addition to acquiring the equipment and additional office space necessary to operate the website, there will also be startup operating and payroll expenses and working capital.  The appropriate amount of capital will allow the company to pursue talented and dedicated workers.

The company seeks to raise capital via a SB-2 offering for $1,000,000 during the first quarter of 2007.  The offering will include 1,000,000 shares.  After the successful completion of the offering the company will seek to list on the Over the Counter bulleting Board.  The company further plans to list on either the American Stock Exchange or the NASDAQ Small Cap market once it qualifies by their listing standards.

Cygnus Group, Inc.

MARKET IF ANY FOR EACH CLASS OF ISSUER EQUITY SECURITIES

Our shares of common stock are not eligible for trading on any stock exchange and there can be no guarantee that any of our securities will achieve listing on any such exchange.  We intend to apply for listing on the OTC bulletin Board but we cannot guarantee will obtain such a listing.  Unless and until our securities are accepted for listing, no public market will develop for the resale of securities.

SECURITY OWNERSHIP AND RIGHTS OF EACH CLASS

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.  Holders of common stock do not have cumulative voting rights.  Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all the directors.  Holders of common stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds.  In the event of our liquidation, dissolution or winding up, each outstanding share entitles its holders to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over our common stock.

Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.  The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is issued.  All outstanding shares of common stock are, and the shares underlying all options and warrants will be, duly authorized, validly issued, fully paid and non-assessable upon our issuance of these shares.

Preferred Stock

Under our certificate of incorporation, our Board of Directors is authorized, subject to limitations prescribed by law, without further stockholder approval, from time to time to issue up to an aggregate of 5,000,000 shares of our preferred stock.  The preferred stock may be issued in one or more series.  Each series may have different rights, preferences and designations and qualifications, limitations, and restrictions that may be established by our Board of Directors without approval from the stockholders.  These rights, designation and preferences include:

-

number of shares to be issued;

-

dividend rights;

-

dividend rates;

-

right to convert the preferred stock into a different type of security;

-

voting rights attributable to the preferred stock;

-

right to set aside a certain amount of assets for payments related to the preferred stock;
and

-

prices to be paid upon redemption of the preferred stock or a bankruptcy type event.

If our board of directors decides to issue any preferred stock, it could have the effect of delaying or preventing another party from taking control of Cygnus.  This is because the terms of the preferred stock could be designed to make it prohibitively expensive for any unwanted third party to make a bid for our shares of common stock.  We have no present plans to issue any shares of preferred stock.

Cygnus Group, Inc.

Anti – takeover effects of Delaware lay and our certificate of incorporation and by-laws

We are subject to the provisions of section 203 of the Delaware General Corporation Law.  That section provides, with exceptions, that a Delaware corporation may not engage in any of the broad range of business combination with a person or his affiliate or associate who is an owner of 15% or more of the outstanding voting stock of the corporation for a period of three yeas from the date that this person became an interested stockholder.

Transfer Agent

We will serve as our own transfer agent and registrar for the common stock until such time as this registration is effective and then we intend to retain American Stock Transfer and Trust Company, 40 Wall Street, New York, New York 10005 or other suitable transfer agent.

Shares eligible for future sale

We cannot predict the effect, if any, that sales of, or the availability for sale of, our common stock will have on the market price of our common stock prevailing from time to time.  Future sales of substantial amounts of common stock in the public market, including options that might be granted under a stock plan, could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital in the future through the sale of securities.

Upon completion of this offering, we will have outstanding an aggregate of 10,450,000 shares of our common stock.  Of these shares, all of the shares sold in this offering will be, freely tradable without restriction or further registration under the securities Act, unless these shares are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act.  The remaining 9,450,000 shares of common stock held by existing stockholders are “restricted securities” as that term is defined in Rule 144 of the securities act.  Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under rule 144 or 701 under the securities act, which rules are summarized below.

Rule 144

In general, under rule 144 as currently in effect, beginning after the expiration of the lock-up period, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

-

1% of the number of shares of common stock then outstanding which will equal approximately 104,500 shares immediately after this offering; or

-

the average weekly trading volume of the common stock on the NASDAQ SmallCap Market, or any other market our securities trade on, during the four calendar weeks preceding the filing of a notice of form 144 with respect to the sale.

Sales under rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144 (K)

Under rule 144 k, a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least tow years, including the holding period of any prior owner rather than an affiliate, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice

Cygnus Group, Inc.

provisions of rule 144.  Therefore, unless otherwise restricted, 144 k shares may be sold immediately upon the completion of this offering.

Rule 701

In general, under rule 701 of the securities act as currently in effect, some of our employees, consultants or advisors who purchase shares from us in connection with a compensatory stock plan or other written agreement may be eligible to resell these shares.  Resales under rule 701 must be effected 90 days after the effective date of this offering in reliance on rule 144, but without compliance with many of the restrictions, including the holding period, contained in rule 144.

Cygnus Group, Inc.

Part II - Information Not Required in the Prospectus

DETAILED ITEMIZED EXPENSES OF THE OFFERING

The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of the securities being registered.  All of such expenses are estimates, other than the filing fee payable to the Securities and Exchange Commission.

	Minimum	Maximum
Securities Exchange Commission Filing Fee ............	$ 1,000	$ 1,000
Accounting Fees .................................	$ 5,000	$ 5,000
Legal Fees ....................................	$ 9,000	$ 16,000
Edgar Fees ....................................	$ 1,000	$ 1,000
Printing and Engraving Expenses ..................	$ 7,000	$ 10,000
Blue Sky Fees and Expenses .....................	$ 5,000	$ 10,000
Transfer Agent Fees ..............................	$ 3,000	$ 5,000
Misc Expenses .................................	$ 9,000	$ 12,000
Total ..........................................	$ 40,000	$ 60,000

DESCRIPTION OF INDEMINIFICATION PROVISIONS TO DIRECTORS/OFFICERS

Cygnus may indemnify a person who is party to an action, except an action by or in the right of the Company, by reason of fact that he is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  Such indemnification covers expenses, judgments, fines and settlement payments incurred by the indemnified person in connection with the action if the person acted in good faith and in a manner believed to be in our best interests and had no reasonable cause to believe the conduct was unlawful.  We may indemnify a person who was a party to an action in the right of the company to procure a judgment in his favor by reason of the fact that the person was a director, officer, employee or agent of Cygnus, or was serving at our request as a directory, officer, employee or agent of another enterprise against the aforementioned expenses and costs if the person acted in good faith and in a manner the person reasonably believe to be in our best interest.  However, we cannot indemnify a person where the person has been adjudged by an appropriate court to be liable to us unless the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity as the court deems proper.  To the extent one of our directors, officers, employees or agents is successful on the merits of any of the aforementioned actions, we must indemnify them against the expenses incurred with their defense.

Insofar as indemnification for liabilities arising under Securities Act of 1933 (the “Act”) may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions or otherwise, the small business issuer has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Cygnus Group, Inc.

CODE OF ETHICS

Our Code of Ethics is posted on our website cynus-inc.net.

SPECIFIED EXHIBITS AND UNDERTAKINGS

Exhibits

The following Exhibits are filed as part of the Registration Statement:

Exhibit Number	Description of Exhibit
3.0	Certificate of Incorporation
3.1	Articles of Incorporation
3.2	Bylaws of Cygnus Inc.
10.1	Employment Agreement of Micah Wilkins

Undertakings

The registrant hereby undertakes to:

(1)

File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (i) Include any prospectus required by section 10 (a) (3) of the Securities Act and (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement.

(2)

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)

File a post-effective amendment to remove from registration any securities that remain unsold at the end of the offering.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Cygnus Group, Inc.

SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form SB-2 and authorizes the Registration Statement to be signed on its behalf by the undersigned, being duly authorized, in Washington D.C. on the date indicated below.

Cygnus, Inc.

By:

/s/ Micah Wilkins

President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following person in the capacity and on the date indicated:

Signature	Title	Date
/s/ Nikki Moseley
Nikki Moseley	Chairman	12/01/2006
/s/ Micah Wilkins
Micah Wilkins	President	12/01/2006

DEALER PROSPECTUS DELIVERY OBLIGATION

Until March 31, 2006, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Cygnus Group, Inc.

INDEX TO EXHIBITS

The following Exhibits are filed as part of the Registration Statement

Exhibit Number	Description of Exhibit
3.0	Certificate of Incorporation
3.1	Articles of Incorporation
3.2	Bylaws of Cygnus, Inc.
10.1	Employment Agreement of Micah Wilkins

Cygnus Group, Inc.

EXHIBIT 3.0

CERTIFICATE OF INCORPORATION

Cygnus Group, Inc.

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:57 AM 10/30/2006
FILED 08:58 AM 10/30/2006
SRV 060992102 - 4242804 FILE

CERTIFICATE OF INCORPORATION

FIRST: The name of this corporation shall be: CYGNUS INC.

SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware, 19808. The name of its registered agent at such address is THE COMPANY CORPORATION.

THIRD: The purpose or purposes of the corporation shall be:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock, which this corporation is authorized to issue, is Fifteen Hundred (1,500) shares of common stock without a par value.

FIFTH: The name and address of the incorporator is as follows:

The Company Corporation
2711 Centerville Road
Suite 400
Wilmington, Delaware 19808

SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation this 30th day of October, 2006 A.D.

The Company Corporation, Incorporator

By: [signature]
Name: Sparkle Harding
Assistant Secretary

DE BC D-:CERTIFICATE OF INCORPORATION - SHORT SPECIMEN 09/00-1 (DESHORT)

Cygnus Group, Inc.

EXHIBIT 3.1

ARTICLES OF INCORPORATION

Cygnus Group, Inc.

EXHIBIT 3.2

Bylaws
Of
Cygnus, Inc.
(A Delaware Corporation)

Article I.

Offices

Section 1.1

Registered Office.    The registered office of the Corporation shall be the address of the Corporation’s resident agent in the State of Delaware.

Section 1.2

Principal Office.    The Corporation’s principal office shall be located in New York, New York.  The Corporation may also have offices at such other places both within and without the state of Delaware as the board of directors may from time to time determine or the business of the Corporation may require.

Article II.

Meetings of Shareholders

Section 2.1

Place.    The board of directors may designate any place, either within or without

Section 2.2

Annual Meetings.    Annual meetings of the shareholders, commencing with the year 2006, shall be held on the first Tuesday in August each year if not a legal holiday and if a legal holiday then on the next secular day following, or at such time as may be set by the Board of Directors from time to time, at which the shareholders shall elect by vote a board of directors and transact such other business as may properly be brought before the meeting.

Section 2.3

Special Meetings.    Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by the statue or by the articles of incorporation, may be called by the Chief Executive Officer, or by resolution of the Board of Directors, or at the request in writing of shareholders owning a majority in the amount of the entire capital stock of the Corporation issued and outstanding and entitled to vote.  Such request shall state the purpose of the purposed meeting.  Business transacted at any special meeting of shareholders shall be limited to the purposed stated in the notice of such special meeting.

Section 2.4

Notices of Meetings.    Written notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall, unless otherwise prescribed by statue, be delivered not less than ten nor more than sixty days before the date of the meeting, either personally or by mail, by or at the direction of the Chief Executive Officer or the President, or the Secretary, or other persons calling the meeting, to each shareholder of record entitled to vote at such meeting.  If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the shareholder at the shareholder’s address as it appears on the stock transfer books of the Corporation, with postage prepaid.

Section 2.5

Closing Transfer Books or Fixing Record Date.    For the purposes of determining:

Cygnus Group, Inc.

(i)

shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof or express consent in writing to Corporate action without a meeting.

(ii)

shareholders entitled to receive payment of any dividend or any other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock; or

(iii)

shareholders for any other proper purpose

the Corporations; board of directors may fix, in advance, a record date, which shall not be more than sixty or less than ten days before the date of such meeting, nor more than sixty days prior to any other action and may provide that the share transfer books shall be closed for a stated period but not to exceed, in any case, sixty days.  If the share transfer books are closed for the purpose of determining shareholders entitled to notice of or to vote at a meeting of shareholders, such books shall be closed for at least ten days immediately preceding such meeting during which period no transfer of stock may be made on the books of the Corporation.

In lieu of closing the share transfer books, the Board of Directors (in the absence of any applicable bylaw of the Corporation) may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than sixty days and in the case of a meeting of shareholders, not less than ten days prior to the date on which the particular action, requiring such determination of shareholder is to be taken.  Only shareholders of record on the record date shall be entitled to notice of, or to vote at, such meeting or to be deemed shareholders for any other purpose of the corporation for which such record date was established.

If the shares transfer books are not closed and no record date is fixed

(i)

the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders is at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held.

(ii)

the record date for determining shareholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, is the day on which the first written consent is expressed; and

(iii)

the record date for determining shareholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution or resolutions relating thereto.

When a determination of shareholders entitled to notice of or to vote at any meeting of shareholders has been made as provided in this Section 2.5, such determination shall apply to any adjournment thereof except where

(i)

the determination has been made through the closing of the share transfer books and the stated period of closing has expired; and

Cygnus Group, Inc.

(ii)

the Board of Directors has fixed a new record date for the adjourned meeting.

Section 2.6

Quorum.    The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy shall constitute a quorum at all meetings of the shareholders for the transaction of business except as otherwise provided by statue or by the articles of incorporation.  If, however, such quorum shall not be present or represented at any meeting of the shareholders, the shareholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented.  At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.  The shareholders present at a duly organized meeting may continue to transact business until adjournment, not withstanding the withdrawal of enough shareholders to leave less than a quorum.

Section 2.7

Voting.    Each outstanding common share entitled to vote shall be entitled to one vote upon each matter submitted to a vote at a meeting of shareholders.  When a quorum is present or represented at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall be sufficient to elect directors or to decide any questions brought before such meeting, unless the question is one upon which by express provision of the statutes or of the articles of incorporation, a different vote is required in which case such express provision shall govern and control the decision of each question.  With respect to the election of directors as governed by article III, Section 3.2 of these bylaws, no cumulative voting for directors is permitted.

Section 2.8

Except as stated below in this Section 2.8, the affirmative vote of the holders of at least seventy-five percent of the shares of the Corporation’s outstanding common shares shall be required for the approval of:

(i)

the merger or consolidation of the Corporation with or into any other business entity (except a business entity at least ninety percent of the outstanding equity interest of which is owned by the Corporation); or

(ii)

any amendment, modification, or repeal of this subsection of the Corporation’s bylaws.

The provisions of this Section 2.8 shall not apply if a proposal to merge or consolidate the corporation or to amend, modify or repeal this Section 2.8 first shall have been approved by the affirmative vote of at least two-thirds of the incumbent members of the corporation’s Board of Directors.

Section 2.9

Proxy.    At any meeting of the shareholders any shareholder may be represented and vote by a proxy or proxies appointed by an instrument in writing.  In the event that any such instrument in writing shall designate two or more persons to act as proxies, a majority of such persons present at the meeting, or, if only one shall be present, than that one shall have and may exercise all of the powers conferred by such written instrument upon all of the persons so designed unless the instrument shall otherwise provide.  No proxy or power of attorney to vote shall be used to vote at a meeting of shareholders unless it shall have been filed with the secretary of the meeting when required by the inspectors of the election.  All questions regarding the qualification of voters, the validity of proxies and the acceptance or rejection of votes shall be decided by the inspectors of

Cygnus Group, Inc.

election who shall be appointed by the Board of Directors, or if not so appointed then by the presiding officer of the meeting.

Section 2.10

Written Consent in Lieu of Meeting.     Any action which may be taken by the vote of the shareholders at a meeting may be taken without a meeting if authorized by the written consent of shareholders holding at least a majority of the voting power, unless the provisions of the statutes of the articles of incorporation require a greater proportion of voting power to authorize such action in which case such greater proportion of written consents shall be required.

Article III.

Directors

Section 3.1

Powers.    The business of the Corporation shall be managed by its Board of Directors which may exercise all powers of the Corporation and do all such lawful acts as are not by statute or by the articles of incorporation or by these bylaws required to be exercised or done by the shareholders.

Section 3.2

Number of Directors.    The number of directors, which constitutes the whole board, is seven.  The number of directors may from time to time be increased or decreased to not less than one nor more than fifteen by action of the Board of Directors.  The directors shall be elected at the annual meeting of the shareholders.  Directors need not be shareholders or residents of the State of Delaware.

Section 3.3

Classifications of Directors.    The board of directors shall be divided into three classes as nearly equal in number as may be with the term of office of one class expiring each year and at the annual meeting of shareholders in August, Directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting; directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting; and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting.  Whether the number of directors is changed, any newly created directorships or any decrease in directorships shall so be apportioned among the classes as to make all class as nearly equal as possible.  When the number of directors is increased by the Board of Directors and any new directorships are filled by the Board of Directors, there shall be no classification of the additional directors until the next annual meeting of shareholders.  Subject to the forgoing, at each annual meeting of shareholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

Section 3.4

Any vacancy occurring in the board of directors may be filled by the affirmative vote of the majority of the remaining directors through less than a quorum of the board of directors.  A director elected to fill a vacancy shall be elected for the unexpired term of the director’s predecessor in office.  Any directorship to be filled by reason of an increase in the number of directors may be filled by election by the board of directors for a term of office continuing only until the next election of directors by the shareholders.  No reduction of the authorized number of directors shall have effect of removing any director prior to the expiration of her term of office.

Article IV.

Meetings of the Board of Directors

Section 4.1

Regular Meetings.    A regular meeting of the board of directors shall be held without other notice than this bylaw immediately after, and at the same place as, the annual meeting of shareholders.  The board of directors may provide, by resolution, the time and place, either within or

Cygnus Group, Inc.

without the state of Delaware, for the holding of additional regular meetings without other notice than such resolution.

Section 4.2

Special meetings.    Special meetings of the board of directors may be called by the chairman of the board of directors, by the chief executive officer, by any officer that is also a director, or by any two directors.

Section 4.3

Notice.    Written notice of the time and place of special meetings shall be delivered personally to each director, or sent to each director by mail or by other form of written communication (including electronic mail, facsimile, or similar means of written communication), charges prepaid, addressed to each director at the director’s address as it is shown upon the records or if not readily ascertainable, at the place in which the meetings of the directors are regularly held.  In case such notice is mailed, it shall be deposited in the United States mail at least forty-eight hours prior to the time of the holding of the meeting.  In case such notice is delivered as above provided, it shall be so delivered at least twenty-four hours prior to the time of holding of the meeting.  Such mailing or delivery as above provided shall be due, legal and personal notice to such director.

Section 4.4

Chairman of the Board.    The chairman of the board shall preside at meetings of the shareholders and meetings of the board of directors, and shall see that all orders and resolutions of the board of directors are carried into effect.

Section 4.5

Quorum.    A majority of the authorized number of directors is necessary to constitute a quorum for the transaction of business, except to adjourn as provided in Section 4.7 of this Article IV.  Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present is regarded as the act of the board of directors, unless a greater number is required by law or by the articles of incorporation.  Any action of a majority, although not at a regularly called meeting, and the record thereof, if assented to in writing by all of the other members of the board is valid and effective in all respects as if passed by the board in regular meeting.

Section 4.6

Waiver.    The transactions of any meeting of the board of directors, however called and noticed or wherever held, shall be as valid as though approved at a meeting duly held after regular call and notice, if a quorum is present, and, if either before or after the meeting, each of the directors not present signs a written waiver of notice, or consent to holding such a meeting, or an approval of the minutes thereof.  All such waivers, consents or approvals shall be filed with the corporate records or made part of the minutes of the meeting, except where a director attends a meeting for the purpose of objecting to the transactions of any business because the meeting is not lawfully called or convened.

Section 4.7

Adjournment.    A quorum of the directors may adjourn any meeting of directors to meet again at a stated day and hour; provided, however, that in the absence of a quorum, a majority of the directors present at any directors meeting, either regular or special, may adjourn from time to time, until the time fixed for the next regular meeting of the board.

Section 4.8

Action without a Meeting.    Any action required or permitted to be taken by the board of directors at a meeting may be taken without a meeting if consent in writing, setting forth the action so taken, shall be signed by all of the directors.

Cygnus Group, Inc.

Article V.

Compensation of Directors

Section 5.1

Compensation.    The directors may be paid their expense of attendance at each meeting of the board of directors and may be paid a fixed sum for attendance at each meeting of the board of directors or stated salary as a director.  No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefore.  Members of special committees may be allowed like reimbursements and compensation for attending committee meetings.

Article VI.

Officers

Section 6.1

Appointment of Officers.    The officers of the Corporation shall be chosen by the board of directors and shall be a chief executive officer, a president, one or more vice presidents (the number to be determined by the board of directors), a secretary and treasurer, each of whom shall be elected by the board of directors.  Such other officers and assistant officers as may be deemed necessary may be elected or appointed by the board of directors.  Any person may hold two or more offices.

Section 6.2

Time of Appointment.    The board of directors, at its first meeting after each annual meeting of the shareholders, shall choose a chairman of the board who is director, and shall elect the officers of the Corporation.  If the election of the officers is not held at the meeting, the election shall be held as soon after that as conveniently may be.  Each officer shall hold office until the officer’s successor has been duly elected and qualified or until the officer’s death or until the officer resigns or is removed in the manner provided in Section 6.5 of this Article VI.

Section 6.3

Additional Officers.    The board of directors may appoint a vice chairmen of the board and one or more assistant secretaries and assistant treasurers and such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the board of directors.

Section 6.4

Salaries.    The salaries and compensation of all officers of the Corporation shall be fixed by the board of directors, and no officer shall be prevented from receiving such salary by reason of the fact that such officer is also a director of the Corporation.

Section 6.5

Vacancies.    The officers of the corporation shall hold office at the pleasure of the board of directors.  Any officer elected or appointed by the board of directors may be removed at any time by the board of directors.  Any vacancy occurring in any officer of the corporation by death, resignation, and removal or otherwise shall be filled by appointment of the board or directors.

Section 6.6

Chief Executive Officer.    The chief executive officer shall in general supervise and control all of the business and affairs of the Corporation.  The chief executive officer may sign, with the secretary or any other proper officer of the Corporation authorized by the board of directors, instruments which the board of directors has authorized to be executed.

Section 6.7

President.    The president shall act under the direction of the chief executive officer and the board of directors and shall control active management of the business of the Corporation.  The president shall execute on behalf of the Corporation all instruments requiring such execution

Cygnus Group, Inc.

except to the extent the signing and execution thereof shall be expressly designated by these bylaws or the board of directors to some other officer or agent of the Corporation.  The president shall sign, with the secretary of the Corporation, certificates of shares of the Corporation.

Section 6.8

Vice President.    The vice president shall act under the direction of the president and, in the absence or disability of the president, shall perform the president’s duty and exercise the president’s powers.  The vice president shall perform such other duties and have such other powers as the board of directors from time to time may prescribe.  The board of directors may designate one or more executive vice presidents or may otherwise specify the order of seniority of the vice presidents.  The duties and powers of the president shall descend to the vice presidents in such specified order of seniority.

Section 6.9

Secretary.    The secretary shall:

(a)

keep the minutes of the proceedings of the shareholders and of the board of directors in one or more books provided for that purpose;

(b)

see that all notices are duly given in accordance with the provisions of these bylaws or as required by law;

(c)

be custodian of the corporate records and of the seal of the Corporation and see that the seal of the Corporation is affixed to all documents and the execution of which on behalf of the Corporation under its seal is duly authorized;

(d)

keep a register of the address of each shareholder which shall be furnished to the secretary by such shareholder or stock transfer agent;

(e)

sign with the president or vice president, certificates for shares of the Corporation, the issuance of which shall have been authorized by resolution of the board of directors;

(f)

have general charge of the stock transfer books of the Corporation subject to any arrangements for the Corporation’s retention of a stock transfer agent; and

(g)

in general perform all duties incident to the office of secretary and such other duties as from time to time may be assigned to the secretary by the board of directors.

Section 6.10

Treasurer.    The treasurer shall:

(a)

have charge and custody of and be responsible for all the corporation’s funds and securities;

(b)

receive and give receipts for moneys due and payable to the Corporation from any source whatsoever, and deposit all such moneys in the name of the Corporation in such banks, trust companies or other depositaries as shall be selected in accordance with the provisions of these bylaws; and

(c)

in general perform all of the duties incident to the office of treasurer and such other duties as from time to time may be assigned to the treasurer by the board of directors.

If required by the board of directors, the treasurer shall give a bond for the faithful discharge of the treasurer’s duties in such sum and with such surety or sureties as the board of directors shall determine.

Cygnus Group, Inc.

Article VII.

Certificates of Stock

Section 7.1

Shares Certificates.    Every shareholder is entitled to have a certificate signed by the president or a vice president, and the secretary or the corporation, certifying the number of shares owned by him in the Corporation.  If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the designations, preferences and relative participating, optional or other special rights of the various classes of stock or series thereof and the qualifications, limitations or restrictions of such rights, shall be set forth in full or summarized on the face or back of the certificate which the corporation shall issue to represent such stock.

Section 7.2

Transfer Agents.    If a certificate is signed (a) by a transfer agent other than the Corporation or its employees or (b) by a registrar other than the corporation or its employees, the signatures of the officers may be facsimiles.  In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall cease to be such officer before such certificate is issued, such certificate may be issued with the same effect as though the person had not ceased to be such officer.  The seal of the Corporation, or a facsimile thereof, may, but need not be, affixed to certificates of stock.

Section 7.3

Lost or Stolen Certificates.    The board of directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost or destroyed upon making of an affidavit of the fact by the person claiming the certificate of stock to be lost or destroyed.  When authorizing such issue of a new certificate or certificates, the board of directors may, in its discretion and a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or her legal representative, to (1) advertise the same in such manner as it shall require, (2) give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost or destroyed, or (3) both (1) and (2).

Section 7.4

Share Transfers.    Upon surrender to the Corporation, or the Corporation’s transfer agent, a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the Corporation’s duty, if it is satisfied that all provisions of the laws and regulations applicable to the Corporation regarding transfer and ownership of shares have been complied with, to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

Section 7.5

Shareholders Record.    The Corporation is entitled to recognize the person registered on its books as the owner of shares to be the exclusive owner for all purposes including voting and dividends, and the Corporation is not bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

Article VIII.

General Provisions

Section 8.1

Dividends.    The board of directors may, from time to time, declare and the Corporation may pay dividends upon its outstanding shares in the manner and upon the terms and conditions provided by law and its articles of incorporation.

Cygnus Group, Inc.

Section 8.2

Checks.    All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the board of directors may from time to time designate.

Section 8.3

Fiscal Year.    The Corporation’s fiscal year shall begin on the 1st day of January and end on the 31st day of December each year.

Section 8.4

Corporate Seal.    The corporation may or may not have a corporate seal, as may from time to time be determined by resolution of the board of directors.  If a corporate seal is adopted, it shall have inscribed thereon the name of the Corporation and the words “Corporate Seal” and “Delaware”.  The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

Section 8.5

Voting Stock and Other Legal Entities.    The board of directors may appoint the chairman of the board, the president or any executive vice president to execute proxies on behalf of the Corporation for purpose of voting any voting rights attached to any ownership interests of any other business entity owned by the Corporation.

Section 8.6

Waiver of Notice.    Whenever any notice whatever is required to be given under the provisions of the Delaware statutes, of the articles of incorporation or of these bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

Section 8.7

Amendments.    These bylaws may be altered, amended or repealed and new bylaws may be adopted by the board of directors or by the shareholders at any regular or special meeting.

WHEREFORE, these bylaws are hereby approved and adopted this 1st day of December, 2006.

/s/ Nikki Moseley
Nikki Moseley

Cygnus Group, Inc.

EXHIBIT 10.1

Employment Agreement of Micah Wilkins

THIS AGREEMENT is made between Cygnus, Inc., a Delaware corporation with its principal business at 1501 Newkirk Ave. Brooklyn, New York 11226 and Micah Wilkins.

WHEREAS Mr. Wilkins and Cygnus, Inc. desire and agree to enter into an employment relationship by means of this employment Agreement.

NOW, THEREFORE in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, on this 1st day of December, 2006 (the “Effective Date”), it is mutually covenanted and agreed by and between the parties as follows:

1.

Employment Acceptance.    Cygnus hereby employs Wilkins as the President of Cygnus, with the powers and duties in that capacity to be those powers and duties customary to such positions in similar publicly held corporations and Wilkins hereby accepts such employment.

2.

Duties of President.    Wilkins shall render full time professional services to Cygnus in the capacity of President of Cygnus.  Wilkins will at all times faithfully, industriously and to the best of his ability perform all duties that may be required by virtue of the position of President and all duties as set forth in Cygnus’ bylaws, corporate policy and in the job description in 3 below to the reasonable satisfaction of the board of directors.  Wilkins is hereby vested with authority to act on behalf of the board in keeping with policies adopted by the board, as amended from time to time and Wilkins shall perform in the same manner any special duties assigned or delegated by the board.  Wilkins shall report to the board of directors.

3.

Description of Duties.    Wilkins acknowledges that Cygnus’ current business plan entails offering unique and empowering educational services and establishing multiple vendor relationships in order to produce revenue from our registrants.  In addition to performing the duties in 2, Wilkins shall exercise responsibility for developing and implementing a viable business plan such that Cygnus generates revenues and becomes a profitable business.  Wilkins shall exercise supervisory authority over the operations of the company.

4.

Personal Guarantee, Office Space and Electronic Transactions.    Subject to the approval of the Cygnus’ Board of Directors, Wilkins acknowledges his obligation to secure office space for Cygnus’ and to the extent the lessor of such lease requires the execution of a personal guarantee to secure the lease.  Wilkins agrees to serve as the guarantor.  Wilkins further acknowledges his obligation, on terms acceptable to the Board of Directors of Cygnus to take all necessary steps to cause Cygnus to fully set up its operation which may include acquiring company credit cards.

Cygnus Group, Inc.

5.

Term.    Cygnus hereby agrees to employ Wilkins and Wilkins hereby agrees to serve Cygnus, in accordance with the terms and conditions set forth herein, for an initial period of three (3) years, commencing as of the Effective Date of this Agreement, as indicated above.  Additionally, the automatic extensions of the term of this Agreement set forth below shall immediately be suspended upon an employment termination as provided for herein.

Notwithstanding the foregoing and subject to the provisions for terminations otherwise included herein, such term shall automatically be extended for an additional one (1) year period commencing on December 1, 2009, each December 1 thereafter unless this employment Agreement is terminated as provided for herein or unless either party provides ninety-days’ written notice of an intent not to re-new.

6.

Compensation.    Wilkins shall receive the following compensation for his services during the term of initial employment hereunder:

a)

Wilkins’ base salary (“Base Salary”) shall be $75,000 per year, payable in monthly installments, subject to increase by the Board of Directors, which shall review Wilkins’ Base Salary semi-annually.  Wilkins’ will receive a stock grant of 500,000 shares in conjunction with the start of his employment.

b)

Wilkins, if otherwise eligible, shall participate in any annuity or group insurance plan, medical plan and other benefits maintained by Cygnus for its employees or Cygnus’ subsidiary employees.  If the term of Initial employment hereunder terminates on a date other than the end of Cygnus’ fiscal year, the payment which Wilkins receives under the applicable plan will be prorated based on the portion of the fiscal year prior to termination.

c)

Wilkins is eligible for two weeks of paid vacation in any fiscal year.  Unused vacation may not be accrued and carried over from year to year.  Wilkins shall be eligible, after three months of employment for eight days of paid sick leave and three days of paid leave for personal reasons in each fiscal year.  Unused sick days and personal days may not be accrued and carried over from year to year.

7.

Expense Accounts.    Cygnus shall reimburse Wilkins for all ordinary and necessary business expenses incurred by Wilkins while carrying out his employment responsibilities under this agreement.  Cygnus retains the right to establish limits on the types or amounts of business expenses that Wilkins may incur.

8.

Best Efforts.    Wilkins agrees to devote in good faith his full time and best efforts, during reasonable business hours, to the services which he is required to render to Cygnus hereunder, and agrees to travel to the extent he or the Board of Directors deems necessary to perform such duties.

Cygnus Group, Inc.

9.

Indemnification.    Cygnus hereby covenants and agrees to indemnify and hold harmless Wilkins in a manner consistent with the provisions of Cygnus’ bylaws.

10.

Voluntary Termination by Wilkins.    Wilkins may terminate this Agreement at any time during the first two years of this agreement by giving Cygnus’ Board of Directors written notice of intent to terminate delivered at least sixty (60) calendar days prior to the effective date of such termination and Wilkins may terminate this Agreement at any time during the third year of this agreement by giving at least forty-five (45) calendar days prior to the effective date of such termination.  This provision shall apply if Wilkins terminates employment because of Retirement.  Cygnus shall pay Wilkins a full Base Salary, at the rate then in effect, through the effective date of termination, plus all other benefits to which Wilkins has a vested right at that time.

11.

Termination for Cause.    Wilkins’ employment may be terminated immediately hereunder for cause if the good faith determination of Cygnus’ Board of Directors, Wilkins (1) acted dishonestly or incompletely or engaged in willful misconduct in the performance of duties; (2) breached a fiduciary duty; (3) intentionally failed to perform reasonably assigned duties (4) willfully violated any law, rule or regulation (other than traffic violations or similar offenses); or (5) materially breached this Agreement.

12.

Involuntary termination without cause.    At any time during the term of this Agreement, the board may terminate Wilkins’ employment, as provided under this agreement, for reasons other than death, disability, retirement, or for cause, by notifying Wilkins in writing of Cygnus intent to terminate, at lease ninety (90) calendar days prior to the effective date of such termination.  Following the expiration of the ninety (90) day notice period, Cygnus shall pay to Wilkins a lump-sum cash payment equal to the present value of the Base Salary which would have been paid to Wilkins through the remainder of the fiscal year in which Wilkins is terminated, except that if Wilkins is terminated at a time such that less than ninety days is remaining in such fiscal year of termination, Cygnus shall pay to Wilkins a lump sum cash payment equal to the present value of one fourth of Wilkins’ base salary that would have been payable to Wilkins through the remainder of the following fiscal year.  For purposes of making the aforementioned present value calculations, Cygnus’ board shall treat such payments as if they were made at the point on time in future when each such payment is scheduled to have been made.  Such present calculations shall be made at the sole discretion of the board, using such assumptions and factors, as it deems appropriate.

13.

Termination for disability.    If at any time during the term of this Agreement Wilkins becomes disabled or is unable for any reason substantially to perform his duties hereunder and Wilkins has not breached any of the provisions of this Agreement, compensation shall continue to be paid to Wilkins as provided but only as to the first six-month period during which Wilkins shall be so disabled.  Cygnus may, at its sole option, continue payment of Wilkins’ salary until Wilkins is able to return to work or for such period greater than six-months as Cygnus elects, or Cygnus may terminate this agreement.  If Wilkins should die during

Cygnus Group, Inc.

the term of this Agreement, Wilkins’ employment and Cygnus obligations hereunder shall terminate as of the end of the month in which death occurs.

14.

Covenant not to compete.    During the Term of this agreement and for a period of one year following Wilkins’ termination of employment during a Term, Wilkins shall not become associated, whether principal, partner, employee, consultant or shareholder (other than as a holder of not in excess of one percent (1%) of the outstanding voting shares of any publicly traded company), with any entity that is actively engaged in any geographic area in any business which is in substantial and direct competition with the business or businesses of Cygnus for which Wilkins provides substantial services or for which Wilkins has substantial responsibility, provided that nothing in this paragraph shall preclude Wilkins from performing services solely and exclusively for a division or subsidiary of such an entity that is engaged in a noncompetitive business.

Wilkins acknowledges that the restrictions imposed by the Agreement are fully understood and will not preclude Wilkins from becoming gainfully employed following a termination of employment of Cygnus.  Wilkins understands that the geographical area set forth in this cause is divisible so that if this clause is invalid or unenforceable in an included geographical area is severable and this clause remains in effect for the remaining included geographic areas in which the clause is valid.

15.

Disclosure of information.    Wilkins agrees to receive confidential and proprietary information of Cygnus in confidence and not to disclose such information to others except as authorized by Cygnus.  Confidential and propriety information shall mean information not generally known to the public that is disclosed to Wilkins as a consequence of employment by Cygnus, whether or not pursuant to this agreement.

16.

Arbitration.    Any controversy or claim arising out of or relating to this contract, or the breach thereof , shall be settled by arbitration in the State of New York in accordance with the Commercial Arbitration rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

17.

Severability.    If any provision of this Agreement is declared by any arbitration panel or court of competent jurisdiction to be invalid, illegal or incapable of being enforced, such provision or part thereof shall be deemed not to be part of this Agreement and the remainder of such provisions and of this agreement shall not be affected thereby and shall continue in full force and effect.  In the event that any court or tribunal shall at any time hereafter hold covenants or restrictions contained in this agreement unenforceable or unreasonable as to scope or time, the parties shall specifically request the court or arbitrator to determine the scope and/or period of time that it deems to be reasonable and to enforce the provisions to such extent.

18.

Notices.    Any notice hereby required or permitted to be given shall be sufficiently given if in writing and upon mailing be registered or certified mail,

Cygnus Group, Inc.

postage prepaid, to either party at the address of such party as set forth on the first page of this agreement or such other address as shall have been designated by written notice by such party to the other party.

19.

Waiver.    Either party’s failure to enforce any provision or provisions of this agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this agreement.  The rights granted the parties herein are cumulative and the waiver by a party of any single remedy shall not constitute a waiver of such party’s right to asset all other legal remedies available under the circumstances.

20.

Assignment.    By reason of the special and unique nature of the services hereunder, it is agreed that neither party hereto may assign any interest, rights or duties which it or he may have in this Agreement without prior written consent of the other party, except that upon any merger, liquidation or sale of all or substantially all of the assets of Cygnus to another corporation, this Agreement shall inure to the benefit of and be binding upon Wilkins and the purchasing, surviving or resulting company or corporation in the same manner and to the same extent as though such company or corporation were Cygnus.

21.

Governing Law.    Cygnus and Wilkins agree that this Agreement shall be governed by the laws of the State of New York.

22.

Entire Agreement.    This agreement expresses the entire understanding and agreement of the parties regarding the terms and conditions governing Wilkins’ employment with Cygnus and all prior agreements governing Wilkins’ employment with Cygnus shall have no further effect.

23.

Binding Effect.    This agreement shall be binding on and shall inure to the benefit of Cygnus and any person or entity that succeeds to the interest of Cygnus (regardless of whether such succession does or does not occur by operation of law) by reason of the sale of all or a portion of Cygnus’ stock, a merger, consolidation or reorganization involving Cygnus or unless Cygnus otherwise elects in writing, a sale of the assets of the business of Cygnus (or portion thereof) in which Wilkins performs a majority of his services.  Any successor in interest to Cygnus shall acknowledge in writing to Wilkins that it has assumed this agreement and is responsible to Wilkins for the performance of Cygnus’ obligations under this agreement.  Without limiting the forgoing, Cygnus shall have the right, without the consent of Wilkins, to assign this Agreement and its obligations hereunder to any new entity or any subsidiary of any new entity by which Wilkins becomes employed, at Cygnus’ discretion, by reason of the implementation of any restructuring of Cygnus, and, following any such assignment, such new entity or subsidiary shall be treated as Cygnus for all purposes of this Agreement.  This agreement shall also inure to the benefit of Wilkins heirs, executors, administrators and legal representatives.

24.

Amendments.    This agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.

Cygnus Group, Inc.

IN WITNESS WHEREOF, Cygnus has caused this agreement to be executed by its duly authorized officer and Wilkins is hereunto set his signature as the day and year first above written.

Cygnus, Inc.

/s/ Nikki Moseley	/s/ Micah Wilkins
Nikki Moseley, Chairman	Micah Wilkins

Cygnus Group, Inc.